Filed Pursuant to Rule 424(b)(1)

Registration 333-155447

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.01	25,050.100 shares	$39.92	$1,000,000	$116.10

(1)	The filing fee of $116.10 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 based upon the average of the high and low prices for Marriott’s Class A Common Stock on February 9, 2011, which was $39.92.

PROSPECTUS SUPPLEMENT

(To prospectus dated November 18, 2008)

MARRIOTT INTERNATIONAL, INC.

COMMON STOCK

Marriott International, Inc. is offering 25,050.100 shares of its Class A Common Stock directly to a consultant.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “MAR.” The last reported sale price of our Class A Common Stock on February 9, 2011 was $39.70 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 9, 2011.

TABLE OF CONTENTS

Prospectus supplement

About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-1
Plan of Distribution	S-1
Description of Securities	S-1

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2008 (the “Prospectus”) and any additional prospectus supplements or free writing prospectuses provided, authorized or used by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that any information appearing in this prospectus supplement, the Prospectus and in the documents incorporated by reference herein and therein is accurate only as of its respective date. Our business, financial condition, results of operation, and prospects may have changed since those dates.

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

It is important for you to read and consider all of the information contained in this prospectus supplement, the Prospectus and any documents incorporated by reference herein and therein. Unless the context requires otherwise, references to “Marriott,” “we,” “our” or “us” in this prospectus supplement refer to Marriott International, Inc., a Delaware corporation.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended January 1, 2010 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 26, 2010, June 18, 2010 and September 10, 2010, which are incorporated herein by reference, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

We will not receive any net proceeds from this offering.

PLAN OF DISTRIBUTION

Marriott intends to issue 25,050.100 shares of our Class A Common Stock pursuant to a consulting and development agreement between Marriott and a consultant. Marriott may issue additional securities pursuant to such agreement in the future.

DESCRIPTION OF SECURITIES

The description of our Class A Common Stock is contained in our Registration Statement on Form 8-A filed with the SEC on March 16, 1998 (File No. 001-13881), including any amendments or reports filed for the purpose of updating the description of our Class A Common Stock.

S-1

PROSPECTUS

MARRIOTT INTERNATIONAL, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants, depositary shares, rights or purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Class A Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “MAR.” The debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Our telephone number is (301) 380-3000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2008

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

Our annual, quarterly and current reports, proxy statements and other information are also made available free of charge on our investor relations website www.marriott.com/investor, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at www.marriott.com/investor. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 28, 2007;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 21, June 13 and September 5, 2008;

•	Our Current Reports on Form 8-K filed on February 8, February 14, February 26, April 17, June 2, June 10, July 10, September 10, October 2, October 3 and November 12, 2008;

•	Our Proxy Statement filed on March 26, 2008; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary

Marriott International, Inc.

Marriott Drive, Department 52/862

Washington, D.C. 20058

(301) 380-3000

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

1

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights, depositary shares, purchase contracts or units that may be offered under this prospectus.

Debt securities offered under this prospectus will be governed by a document called the “Indenture.” Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, which acts as Trustee. A copy of the Indenture has been filed with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

LEGAL MATTERS

Our Law Department will pass upon the validity of any debt securities, preferred stock or common stock issued under this prospectus. Attorneys in our Law Department own shares of our common stock, and hold stock options, deferred stock and restricted stock awards under our 2002 Comprehensive Stock and Cash Incentive Plan and may receive additional awards under such plan in the future. Any underwriters will be represented by their own legal counsel.

UNDERWRITING AGREEMENT

We expect that debt and other securities will be offered pursuant to our Underwriting Agreement General Terms and Provisions, which contains, among other things, standard representations and warranties and other terms governing purchase of, and delivery of and payment for, the securities. The Underwriting Agreement General Terms and Provisions will be incorporated by reference into a Terms Agreement that is negotiated at the time of each offering. The terms of each offering will be set forth in a prospectus supplement.

EXPERTS

The consolidated financial statements of Marriott International, Inc. appearing in Marriott International, Inc.’s Annual Report (Form 10-K) for the year ended December 28, 2007 (including schedules appearing therein), and the effectiveness of Marriott International, Inc.’s internal control over financial reporting as of December 28, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

2